    Exhibit 99.1

February 28, 2012	Analyst Contact:	Andrew Ziola
918-588-7163
	Media Contact:	Megan Lewis
918-588-5325

ONEOK, Inc. and ONEOK Partners to Participate in
UBS Natural Gas, Electric Power and MLP Conference

TULSA, Okla. – Feb. 28, 2012 – ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) will participate in the UBS Natural Gas, Electric Power and MLP Conference in Dallas on Wednesday, February 29, 2012.

Pierce H. Norton, executive vice president and chief operating officer of ONEOK and ONEOK Partners, and Robert F. Martinovich, executive vice president, chief financial officer and treasurer of ONEOK and ONEOK Partners, will be conducting a series of one-on-one meetings with members of the investment community.

The materials utilized at the conference will be accessible on the ONEOK and ONEOK Partners websites, www.oneok.com, www.oneokpartners.com, on Wednesday, February 29, 2012, beginning at 7 a.m. Central Standard Time.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 42.8 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the websites at www.oneok.com or www.oneokpartners.com.

For the latest news about ONEOK and ONEOK Partners, follow us on Twitter @ONEOKNews and @ONEOKPartners.

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